NORTHWESTERN MUTUAL SERIES FUND, INC.

February 21, 2008

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the Franklin Templeton International Equity Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) regarding the Investment Advisory Fee for the Franklin Templeton International Equity Portfolio (“Portfolio”), and supersedes the agreements dated November 15, 2006 and December 12, 2006 relating to the same matter. Until April 30, 2009 (unless renewed by the parties hereto), MSA agrees to continue to waive its Investment Advisory Fee such that its management is as follows:

Assets	Fee

Up to $50 million	0.80%
$50 million - $1 billion	0.60%
$1 billion - $1.5 billion	0.58%
Excess over $1.5 billion	0.51%

Very truly yours,
NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate Fleming
Name:	Kate M. Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Mark Doll
Name:	Mark G. Doll
Title:	President

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